Exhibit 99.1

Jamba, Inc. Reports Unaudited Fiscal Second Quarter 2008 Company Stores Revenue Increase of 11.7% and Announces Earnings Conference Call for August 21, 2008

Emeryville, CA — (BUSINESS WIRE) — July 24, 2008 — Jamba, Inc. (NASDAQ:JMBA; NASDAQ:JMBAU; NASDAQ:JMBAW) today reported preliminary unaudited revenue, comparable store sales, and store count results for its fiscal second quarter 2008.

Fiscal second quarter 2008 (2Q08), 12-week period ended July 15, 2008, compared to fiscal second quarter 2007 (2Q07), 12-week period ended July 24, 2007:

•	Preliminary unaudited total revenue of $98.6 million, an increase of 10.0% from $89.6 million in 2Q07.

•	Preliminary unaudited company stores revenue of $96.3 million, an increase of 11.7% from $86.2 million in 2Q07.

•	Company-owned comparable store sales(1) of (7.3%), compared to (3.5%) in 2Q07.

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14 new company-owned stores were opened, compared to 27 new company-owned stores in 2Q07. This brings the total number of company-owned stores to 518 and the total number of system-wide stores (company-owned and franchise-operated stores) to 736.

Year-to-date 2008 (YTD08), 28-week period ended July 15, 2008, compared to 28-week period ended July 24, 2007:

•	Preliminary unaudited total revenue of $200.2 million, an increase of 11.8% from $179.0 million for the same period in the prior year.

•	Preliminary unaudited company stores revenue of $194.9 million, an increase of 13.1% from $172.4 million for the same period in the prior year.

•	Company-owned comparable store sales(1) of (5.8%), compared to 0.2% for the same period in the prior year.

While Jamba believes its customers continue to love the Jamba brand for its healthful and great tasting smoothies and fun store experience, the economy is forcing customers to pare back on their discretionary spending, which has impacted comparable sales. The Company is responding with an aggressive value promotion that focuses on the clear points of difference that Jamba offers customers versus many new competitive Quick Service Restaurant smoothies, namely 210 calories, made with real whole fruit, 100% pure fruit and fruit juices, no high-fructose corn syrup, no sugar added – all without sacrificing great taste. This promotion targets both new and existing customers with a $2.95 All Fruit Smoothie called the “Orange Refresher”, available for a limited time only.

Jamba is also responding to the QSR competition with aggressive product innovation. An emphasis on innovating nutritionally balanced meal replacements such as the new breakfast offerings made with real whole fruit, yogurt, soy milk, and organic granola have yielded solid results by driving positive breakfast daypart comparable store sales since their launch in February.

Jamba is continuing to explore opportunities to reduce costs and prudently manage its balance sheet, with the goal of being properly positioned for healthy growth when the economy improves. On July 15, Jamba closed 8 stores as part of the Company’s previously announced store reduction plan. For the remainder of 2008, Jamba plans to open 4 more stores, all of which are currently under construction.

Supplemental Detail

	2Q07	2Q08	YTD07	YTD08
Revenue
—Company stores	$86.2 million	$96.3 million	$172.4 million	$194.9 million
—Franchise and other	$3.4 million	$2.3 million	$6.6 million	$5.2 million
—Total	$89.6 million	$98.6 million	$179.0 million	$200.2 million
Comparable Store Sales (1)
—Company-owned	(3.5%)	(7.3%)	0.2%	(5.8%)
—Franchise	(2.5%)	(5.1%)	0.5%	(3.0%)
—System	(3.3%)	(6.8%)	0.3%	(5.1%)
Company-owned Comparable Store Sales Detail(2)
—California	(7.0%)	(7.2%)	(1.3%)	(6.4%)
—Non-California	8.2%	(7.6%)	5.1%	(3.8%)

Store Count Detail – Second quarter

	2Q07			2Q08
	C-O	Fran.	Total	C-O	Fran.	Total
Beginning of period	398	220	618	515	211	726
Opened	27	3	30	14	7	21
(Closed)	0	(3)	(3)	(11)	0	(11)
Acquired / (Disposed)	2	(2)	0	0	0	0
End of period	427	218	645	518	218	736

Store Count Detail – Year-to-date

	YTD07			YTD08
	C-O	Fran.	Total	C-O	Fran.	Total
Beginning of period	373	222	595	501	206	707
Opened	44	12	56	31	17	48
(Closed)	(2)	(4)	(6)	(14)	(5)	(19)
Acquired / (Disposed)	12	(12)	0	0	0	0
End of period	427	218	645	518	218	736

Footnotes

(1)

Comparable store sales are calculated using sales of stores open at least thirteen full fiscal periods. Management reviews the increase or decrease in comparable store sales compared with the same period in the prior year to assess business trends and make certain business decisions.

(2)	California company-owned stores represent approximately 74% of the revenue in the comparable store sales base.

2Q08 Earnings Call Announcement

Jamba will host a conference call to discuss second quarter 2008 results on Thursday, August 21, 2008 at 5:00 p.m. ET. A press release with the second quarter financial results will be issued after the market close that same day. The earnings call can be accessed live over the phone by dialing 866.578.5788 or 617.213.8057 for international callers; the passcode is 34782800. A simultaneous web cast of the call will be available by visiting www.jamba.com. A replay will be available at 8:00 p.m. ET and can be accessed by dialing 888.286.8010 or 617.801.6888 for international callers; the passcode is 77206017. The replay will be available until September 04, 2008.

About Jamba, Inc.

Jamba, Inc. (NASDAQ:JMBA; NASDAQ:JMBAU; NASDAQ:JMBAW) is a holding company and through its wholly-owned subsidiary, Jamba Juice Company, owns and franchises JAMBA JUICE® stores. JAMBA JUICE is the leading blender of fruit and other naturally healthy ingredients. Founded in 1990, Jamba strives to inspire and simplify healthy living for its customers and employees. As of July 15, 2008, JAMBA JUICE had 736 stores, of which 518 were company-owned and operated. For the nearest location or a complete menu including our breakfast smoothies with organic granola, please call: 1-866-4R-FRUIT or visit the JAMBA JUICE website at www.jamba.com. Look for Jamba’s ready-to-drink Jamba® bottled Smoothies and Juicies on grocery store shelves.

Forward-looking Statements

This press release (including information incorporated or deemed incorporated by reference herein) contains “forward-looking statements” within the meaning of the Private Litigation Reform Act of 1995. Forward-looking statements are those involving future events and future results that are based on current expectations, estimates, forecasts, and projects as well as the current beliefs and assumptions of our management. Words such as “outlook”, “believes”, “expects”, “appears”, “may”, “will”, “should”, “anticipates”, or the negative thereof or comparable terminology, are intended to identify such forward looking statements. Any statement that is not a historical fact, including estimates, projections, future trends and the outcome of events that have not yet occurred, is a forward-looking statement. Forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore actual results may differ materially and adversely from those expressed in any forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed under the section entitled “Risk Factors” in our reports filed with the SEC. Many of such factors relate to events and circumstances that are beyond our control. You should not place undue reliance on forward-looking statements. The Company does not assume any obligation to update the information contained in this press release.

Contact

Investor Relations Contact:

Jake Bodden

investors@jambajuice.com

Media Contact:

Alecia Pulman

203-682-8200